Exhibit 99.1

I

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

BEHRINGERHARVARD
MULTIFAMILY REIT I, INC.

Third Quarter Report

Quarter ended September 30, 2009




gallery

(Left) **Forty55 Lofts**, *Marina del Rey, CA*; (Right) **The Gallery at NoHo Commons**, *Los Angeles (North Hollywood), CA*

We've updated the look of your quarterly report. To save on the costs of production and mailing, we've reduced the report size while still providing you up-to-date information on your investment. Full details and comprehensive financial information can be found in our quarterly Form 10-Q filing with the Securities and Exchange Commission.

Third Quarter Overview

The REIT made five acquisitions this quarter (two wholly owned, three held in joint ventures with our PGGM partner) The REIT's portion of the aggregate purchase price of these acquisitions, including any attributable debt, was approximately $216 million.

- Forty55 Lofts in Marina del Rey, California, is located minutes from Pacific Ocean beachfront.
- The Gallery at NoHo Commons, a wholly owned asset in Los Angeles, California, is located in the North Hollywood Arts District in proximity to major employers in the entertainment and media industries.
- Mariposa Loft Apartments, a wholly owned asset, is located in Inman Park Village, one of Atlanta, Georgia's most popular in-town neighborhoods. This neighborhood is known for its exceptional retail, dining, and vibrant nightlife.
- Waterford Place is located in Dublin, California, approximately 35 miles east of San Francisco. The community is adjacent to retail and restaurants, and is one mile from the Dublin/Pleasanton Bay Area Rapid Transit station.
- Burrough's Mill Apartment Homes is located on 26 acres in Cherry Hill, New Jersey, a suburb of Philadelphia. Cherry Hill township is in Camden County, a densely populated and affluent county.

Investment Highlights

(in millions)	*Sep. 30, 2009*	*Dec. 31, 2008*
Investments in real estate and joint ventures	$ 283.6	$ 96.5
Total assets	$ 353.0	$ 120.9

Our increase in investments in real estate and joint ventures from December 31, 2008 to September 30, 2009 was primarily due to our acquisition of two wholly owned multifamily communities, investments in four new co-joint ventures and additional contributions on existing co-joint ventures. These investments were funded primarily from the proceeds of our Initial Public Offering.

Investor Information

A copy of the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the Company at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to "Go Paperless" at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Multifamily REIT I, Inc. Investments
as of September 30, 2009



The Reserve at Johns Creek Walk
Johns Creek (near Atlanta), GA
210 rental units



The Verandah at Meyerland
Houston, TX
301 rental units



Burrough's Mill Apartment Homes
Cherry Hill, NJ
308 rental units
NEW



Forty55 Lofts
Marina del Rey, CA
140 rental units
NEW



Mariposa Loft Apartments
Atlanta, GA
253 rental units
NEW



The Gallery at NoHo Commons
Los Angeles, CA
438 rental units
NEW



Waterford Place
Dublin (near San Francisco), CA
390 rental units
NEW



The Eclipse
Houston, TX
330 rental units



Satori
Fort Lauderdale, FL
279 rental units



The Venue
Henderson (near Las Vegas), NV
168 rental units



55 Hundred
Arlington County, VA
234 rental units



The Cameron
Silver Spring, MD
325 rental units



Bailey's Crossing
Fairfax/Arlington Counties, VA
414 rental units



Grand Reserve
Dallas, TX
149 rental units



Skye2905
Denver, CO
400 rental units



Veritas
Henderson (near Las Vegas), NV
430 rental units

Investment in Stabilized, High-Quality Multifamily Communities


Occupancy Rate
25%
50%
75%
100%
Burrough's Mill Apartment Homes
Mariposa Loft Apartments
The Reserve at Johns Creek Walk
Waterford Place
The Gallery at NoHo Commons
The Verandah at Meyerland

Multifamily Communities in Development


Stage of Completion
25%
50%
75%
100%
The Eclipse
Forty55 Lofts
Satori
55 Hundred
The Venue
Grand Reserve
Bailey's Crossing
The Cameron
Skye2905
Veritas

Reconciliation of MFFO to Net Income

(in millions)	*3 mos. ended Sep. 30, 2009*	*3 mos. ended Sep. 30, 2008*	*9 mos. ended Sep. 30, 2009*	*9 mos. ended Sep. 30, 2008*
Net income	$ (3.9)	$ 0.8	$ (3.3)	$ 2.3
Real estate depreciation and amortization	1.3	0.2	2.0	0.8
FFO[1]	(2.6)	1.0	(1.3)	3.1
Acquisition expenses	3.5	–	3.6	–
MFFO[2]	$ 0.9	$ 1.0	$ 2.3	$ 3.1

For the three and nine month periods noted above, MFFO and net income were positively impacted by partial-period results from the acquisitions made during the quarter. Offsetting the additional earnings from acquisitions were the effects of transitioning other properties in the portfolio from development into lease-up status. Properties in lease-up typically have operating costs in excess of initial revenues, and the REIT does not earn the interest income it received from mezzanine loans when the properties were in development.

[1] Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

[2] In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting, to further evaluate our operating performance.

Behringer Harvard
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
866.655.3600
behringerharvard.com

Date Published 12/09 • IN • 404060 • © 2009 Behringer Harvard